Exhibit 15.2

14 November 2023

Our ref:YXZ:34568

noco-noco Inc.

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

By email only

Dear Sir or Madam,

RE: NOCO-NOCO INC. (“COMPANY”) - ANNUAL REPORT ON FORM 20-F

We have acted as legal advisors as to the laws of Australia in connection with the filing by the Company of an annual report on Form 20-F for the year ended 30 June 2023 (the “Annual Report”) with the United States Securities and Exchange Commission.

We confirm that we do not have any objections with the general descriptions of Australian and Papua New Guinea law under the heading “Government Regulations”, sub-heading “Australia” and “PNG” and elsewhere in the Annual Report.

We hereby consent to the filing of this letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Greenhalgh Pickard
Greenhalgh Pickard

For queries regarding this matter, please contact us

on 07 5444 1022 or info@greenhalghpickard.com.au

Individual liability limited by a scheme approved under Professional Standards Legislation.